Exhibit 99.1

NEWS RELEASE

PHILIP MORRIS INTERNATIONAL INC. (PMI) REPORTS

2008 SECOND-QUARTER RESULTS

¡	Diluted earnings per share of $0.86, up 22.9% from $0.70, including the items detailed on Schedule 7

¡	Raises its forecast for 2008 adjusted full-year diluted earnings per share, projecting growth of approximately 19% to 21% to a range of $3.32 to $3.38 from a 2007 pro-forma adjusted base of $2.79

¡	Declared its inaugural regular quarterly dividend of $0.46 during the quarter

¡	Spent $2.1 billion to repurchase 41.4 million shares of its common stock

¡	Completed its previously announced acquisition of the fine cut trademark Interval

NEW YORK, July 23, 2008 – Philip Morris International Inc. (NYSE / Euronext Paris: PM) today announced diluted earnings per share of $0.86 in the second-quarter of 2008, up 22.9% from $0.70, including the items detailed on Schedule 7.

“Our excellent second-quarter results reinforce the strong start we had to the year,” said Louis Camilleri, Chairman and Chief Executive Officer.

“We witnessed continuing business momentum, demonstrated by an increase in organic volume, solid growth in net revenues and strong income performance. These factors, combined with favorable currency, have led us to once again significantly increase our annual earnings guidance”.

Conference Call

A conference call, hosted by Hermann Waldemer, Chief Financial Officer, with members of the investment community and news media will be webcast at 9:00 a.m. Eastern Time on July 23, 2008. Access is available at www.pmintl.com.

Dividends and Share Repurchase Program

PMI declared a regular quarterly dividend of $0.46 during the second quarter of 2008, which represents an annualized rate of $1.84 per common share. PMI has established a dividend policy that anticipates a payout ratio of approximately 65%.

During the second quarter, PMI spent $2.1 billion to repurchase 41.4 million shares of its common stock, part of its previously-announced $13 billion, two-year share repurchase program which began in May 2008.

2008 Full-Year Forecast

PMI raises its forecast for adjusted diluted earnings per share, reflecting strong business momentum and favorable currency, to a range of $3.32 to $3.38 for the full-year 2008, representing a growth rate of approximately 19% to 21%, from a revised pro-forma adjusted base of $2.79 per share in 2007. This compares to a previously disclosed range of $3.18 to $3.24 for the full-year 2008.

This forecast excludes the impact of any potential future acquisitions and a number of other factors. The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

Acquisition of Interval and other OTP trademarks completed

PMI’s previously announced agreement with Imperial Tobacco Group PLC to acquire the fine cut trademark Interval and certain other trademarks in the Other Tobacco Products (OTP) category received approval during the second quarter from the European Commission and certain local regulatory authorities. As a consequence, the transaction was completed on June 30, 2008.

2008 SECOND-QUARTER CONSOLIDATED RESULTS

Management reviews operating companies income, which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and to allocate resources. Management believes it is appropriate to disclose this measure to help investors analyze business performance and trends. For a reconciliation of operating companies income to operating income, see the Condensed Statements of Earnings contained in this release. References to international tobacco market shares are PMI estimates based on a number of sources.

NET REVENUES*

PMI Net Revenues* ($ Millions)

	Second Quarter
	2008	2007	Change
European Union	$2,644	$2,299	15.0%
Eastern Europe, Middle East & Africa	1,933	1,631	18.5%
Asia	1,604	1,441	11.3%
Latin America	528	464	13.8%

Total PMI	$6,709	$5,835	15.0%

* Net revenues, excluding excise taxes.

Reported net revenues, excluding excise taxes, of $6.7 billion, were up 15.0%, with double-digit growth from all business segments for the second consecutive quarter. Excluding currency of $638 million, net revenues in the second quarter increased by 4.0%.

OPERATING COMPANIES INCOME

PMI Operating Companies Income ($ Millions)

	Second Quarter
	2008	2007	Change
European Union	$1,287	$1,075	19.7%
Eastern Europe, Middle East & Africa	813	634	28.2%
Asia	523	429	21.9%
Latin America	147	102	44.1%

Total PMI	$2,770	$2,240	23.7%

Second-quarter 2008 reported operating companies income grew a robust 23.7% to $2.8 billion, driven by improved performance from all business segments of $212 million and favorable currency of $277 million. Excluding currency and acquisitions, adjusted operating companies income was up a strong 9.2%, mainly due to favorable pricing across all business segments, notably in Germany, Indonesia, Italy, Mexico and Russia, partially offset by slightly unfavorable volume/mix due to France, Germany and Japan, and to the unfavorable impact of excise tax-driven trade inventory adjustments in the Czech Republic.

Adjusted for the items shown in the table below, operating companies income grew 21.7%.

PMI Operating Companies Income ($ Millions)

	Second Quarter
	2008	2007	Change
Reported Operating Companies Income	$2,770	$2,240	23.7%
Asset impairment and exit costs	48	76
Adjusted Operating Companies Income	$2,818	$2,316	21.7%
Adjusted OCI Margin*	42.0%	39.7%	2.3 pp

* Margins are calculated as adjusted operating companies income, divided by net revenues, excluding excise taxes.

SHIPMENT VOLUME & MARKET SHARE

PMI Cigarette Shipment Volume by Segment (Million Units)

	Second Quarter
	2008	2007	Change
European Union	64,817	67,776	(4.4)%
Eastern Europe, Middle East & Africa	78,300	75,904	3.2%
Asia	56,843	55,804	1.9%
Latin America	23,209	21,517	7.9%

Total PMI	223,169	221,001	1.0%

PMI cigarette shipment volume of 223.2 billion units was up 1.0% for the quarter, driven by EEMA, Asia and Latin America, partly offset by a decline in the EU. On an organic basis, excluding acquisitions, PMI’s cigarette shipment volume was up 0.3%, benefiting from a number of new product initiatives.

Total cigarette shipments of Marlboro of 79.1 billion units were down 2.4%, with growth in EEMA, Asia and Latin America offset by a decline in the EU and the impact of the transfer of the US Duty Free business to Altria Group, Inc. Total cigarette shipments of L&M of 24.8 billion units were down 3.2%, with a decline in EEMA partially offset by growth in the EU. Led by double-digit growth in EEMA and an increase in the EU, total cigarette shipments of Chesterfield grew 18.0% versus the prior-year quarter. Total cigarette shipments of Parliament continued to record robust growth, up 28.1%, with gains in EEMA and Asia. Virginia Slims, with shipment growth in EEMA, Asia and Latin America, grew 12.2%.

Shipment volume of other tobacco products (in cigarette equivalent units) grew 21.5%, fueled by continued strong growth in Germany and Poland. Total shipment volume for cigarettes and other tobacco products were up 1.2%.

PMI’s second quarter 2008 market share performance improved versus the same period in 2007 in a number of markets, including Algeria, Argentina, Australia, Brazil,

Dominican Republic, Egypt, Germany, Greece, Korea, Mexico, Pakistan, the Slovak Republic, Spain, Switzerland and Ukraine.

EUROPEAN UNION (EU)

2008 Second-Quarter Results

In the EU, net revenues, excluding excise taxes, increased by 15.0% to reach $2.6 billion, due to favorable currency of $384 million. Excluding the impact of currency, net revenues decreased 1.7%, principally driven by lower volumes in France and the need to absorb some tax increases in the Czech Republic where PMI had shorter inventory durations of old tax products than its competitors. This impact is temporary as new price levels are expected to be effective during the third quarter.

Operating companies income grew by 19.7% to $1.3 billion, due to favorable currency of $210 million and higher pricing. These were partially offset by unfavorable volume/mix due to total market declines, in addition to the factors mentioned above. Excluding the impact of currency, operating companies income was essentially flat.

Operating companies income grew 17.7% for the second quarter of 2008 when adjusted for the impact of the items shown in the table below.

EU Operating Companies Income ($ Millions)
	Second Quarter
	2008	2007	Change
Reported Operating Companies Income	$1,287	$1,075	19.7%
Asset impairment and exit costs	48	59
Adjusted Operating Companies Income	$1,335	$1,134	17.7%
Adjusted OCI Margin*	50.5%	49.3%	1.2 pp

*Margins are calculated as adjusted operating companies income, divided by net revenues, excluding excise taxes.

The total cigarette market in the EU declined by 3.7% in the second quarter, driven by the implementation of indoor public smoking restrictions, notably in France, Germany, Portugal and the U.K., the impact of tax-driven pricing, primarily in Poland, and unfavorable trade inventory movements in the Czech Republic.

PMI’s cigarette shipment volume in the EU declined by 4.4%, reflecting a lower total market. PMI’s share was down 0.2 points to 39.4%, despite higher shares in Germany, Greece, Spain and Switzerland. However, compared to the first quarter of this year, PMI’s market share was up 0.6 points. Whilst Marlboro’s share in the EU was down 0.6 points for the quarter, its share was up slightly compared to the first quarter, driven by a stable share in France and improved share in Germany, Poland and Switzerland.

In France, the total cigarette market was down 5.1% for the second quarter 2008, reflecting the continued impact of the August 2007 price increase as well as the expansion of public smoking restrictions in January of this year. PMI’s shipments were down 11.2% and market share decreased 2.5 points to 40.9%, mainly reflecting a lower share for Marlboro following its passing the 5.00 euros per pack price point in August 2007. However, Marlboro’s share has stabilized compared to the first quarter 2008 and is expected to gradually improve as consumers adjust to the new pricing environment.

In Germany, total cigarette industry shipments were down 6.2%, distorted by competitor trade inventories from the first quarter of this year. Adjusted for this distortion, the total cigarette market declined by approximately 4.3%, due to the on-going implementation of public smoking restrictions and price increases in the super-low price segment effective in February 2008. PMI’s cigarette shipments were down 3.7% and market share, adjusted for trade inventory distortions, is estimated to have reached a level of 37.0%, up 0.3 share points. This reflects the improved performance of Marlboro, up 0.3 points to 24.5% versus the adjusted first quarter, and the continued momentum of L&M.

In Italy, the total market was stable, reflecting the continued impact of the January 2008 price increase, offset by higher trade purchases as a result of PMI’s announced price increase at the end of June. Although PMI’s shipments declined 1.7%, reflecting distributor inventory adjustments, market share was stable, led by Chesterfield and Diana. Marlboro’s share was up versus the first quarter 2008, benefiting from the launch of Marlboro Compact in March.

In Poland, the total cigarette market was down 6.9%, reflecting the continued impact of the 2007 price increase driven by EU tax harmonization. PMI’s shipments declined 9.4% and market share declined 1.1 points to 38.6%, due to continued down-trading of Red & White consumers to lower-priced brands and the erosion of the 70mm segment. These trends were partially offset by the strong performance of L&M, in particular the super slims variant, L&M Link. Marlboro share was up 0.4 points for the quarter to 8.9%.

In Spain, the total market was down 0.4%. PMI’s shipments grew 3.7%, mainly reflecting the timing of shipments in the second quarter. Market share grew by 0.2 share points to 31.7%, driven by the strong performance of Chesterfield, up 0.2 points to 9.7%.

EASTERN EUROPE, MIDDLE EAST & AFRICA (EEMA)

2008 Second-Quarter Results

In EEMA, net revenues, excluding excise taxes, increased by 18.5% to reach $1.9 billion, including favorable currency of $135 million. Excluding currency, net revenues grew 10.2% due to higher pricing and favorable volume/mix, principally in Russia, Turkey and Ukraine.

In the second quarter of 2008, operating companies income surged 28.2%, including favorable currency of $34 million. Excluding the impact of currency, operating companies income was up 22.9% driven by gains in Eastern Europe and Turkey. The income gain reflects a combination of strong volume growth, particularly in Russia and Ukraine, favorable product mix due to continued up-trading in Eastern Europe and Turkey and improved pricing across the region, especially in Russia and Turkey.

EEMA Operating Companies Income ($ Millions)

	Second Quarter
	2008	2007	Change
Reported Operating Companies Income	$813	$634	28.2%
Asset impairment and exit costs	0	0
Adjusted Operating Companies Income	$813	$634	28.2%
Adjusted OCI Margin*	42.1%	38.9%	3.2 pp

*Margins are calculated as adjusted operating companies income, divided by net revenues, excluding excise taxes.

PMI cigarette shipment volume increased 3.2% driven by gains in Egypt, Russia and Ukraine.

In Russia, PMI’s shipment volume was up 8.3%, benefiting from continued up-trading to our higher-priced brands. PMI’s market share was essentially unchanged at 26.6%, with the premium brands Marlboro, Parliament, Virginia Slims, and the medium-priced brand Chesterfield, all registering share gains. Combined, PMI’s premium portfolio increased market share by 0.5 points in the quarter.

In Turkey, PMI’s shipment volume was up 2.9%, fueled by a continued improved product mix, with double-digit growth of the premium brand portfolio, comprised of Parliament, Marlboro and the launch of Virginia Slims in the first quarter, partly offset by the decline of lower-margin brands. Total market share of 40.2% was essentially unchanged versus the same period last year, but was up 0.6 points versus the first quarter 2008.

In Ukraine, PMI’s shipment volume was up 8.2% and market share rose 1.5 points to 35.2%, reflecting continued consumer up-trading to Marlboro, Parliament and Chesterfield.

ASIA

2008 Second-Quarter Results

In Asia, net revenues, excluding excise taxes, increased by 11.3% to reach $1.6 billion, including favorable currency of $92 million. Excluding currency, net revenues grew 4.9%.

In the second quarter of 2008, operating companies income grew 21.9%, primarily due to higher pricing, favorable currency of $29 million and improved volume/mix. The strong growth in operating companies income was driven by robust performances in Australia, Indonesia and Korea. Excluding the impact of currency, operating companies income grew 15.2%.

Operating companies income grew 20.2% for the second quarter of 2008 when adjusted for the impact of the items shown in the table below.

Asia Operating Companies Income ($ Millions)

	Second Quarter
	2008	2007	Change
Reported Operating Companies Income	$523	$429	21.9%
Asset impairment and exit costs	0	6
Adjusted Operating Companies Income	$523	$435	20.2%
Adjusted OCI Margin*	32.6%	30.2%	2.4 pp

*Margins are calculated as adjusted operating companies income, divided by net revenues, excluding excise taxes.

PMI cigarette shipment volume increased 1.9%, due to continued gains in Indonesia and Korea, partially offset by a decline in Japan.

In Indonesia, PMI’s shipment volume rose 14.9% versus the same period last year, reflecting growth across all brand families, especially Marlboro, up 27.6%, and A Mild, up 20.2%. Marlboro’s volume benefited from the Marlboro Mix 9 kretek brand, available nationally since March. The A Mild brand family continued to perform strongly, helped by the successful launch of A Volution, the first super slims kretek in the Indonesian market.

In Japan, the total cigarette market declined 1.6%. However, adjusting for trade purchases prior to the implementation of vending machine age verification, the total market is estimated to have declined 3.4% in the quarter. PMI’s shipments were down 7.0%, primarily reflecting a reduction of distributor inventory levels and the lower total market. Although PMI’s market share declined 0.3 points to 23.9% in the quarter, it remained unchanged versus the first quarter of this year. Marlboro’s share for the quarter was stable at 9.8%. Marlboro Black Menthol, a new super-mentholated product in the growing menthol segment, will be launched in August. Lark’s share has continued to improve since the fourth quarter 2007, benefiting from the launch of Lark Menthol X, in February, and of Lark Classic, which continues to show encouraging results following its initial launch in April in East Japan.

In Korea, the total market was up 1.6% for the second quarter 2008 and PMI’s shipment volume increased 26.5%, driven by market share increases. PMI’s market share reached 11.8%, up 2.3 points, due to the continued strong performance of Parliament, up 1.6 points, and gains from Marlboro and Virginia Slims.

LATIN AMERICA

2008 Second-Quarter Results

In Latin America, net revenues, excluding excise taxes, increased by 13.8% to reach $528 million, including favorable currency of $27 million, largely due to a strong performance in Mexico. Excluding currency, net revenues grew 8.0%, mainly due to higher pricing and volume in Argentina and Mexico and higher pricing in Colombia. These results were partially offset by lower volume in Colombia.

In the second quarter of 2008, operating companies income surged by 44.1% to $147 million, driven by strong performances in Argentina and Mexico, the favorable impact of PMI’s increased ownership from 50% to 80% of the Mexican business, and a favorable currency impact of $4 million. Excluding the impact of currency and the increased Mexican ownership, adjusted operating companies income grew 15.0%.

Operating companies income grew 30.1% in the second quarter of 2008 when adjusted for the impact of the items shown in the table below.

Latin America Operating Companies Income ($ Millions)

	Second Quarter
	2008	2007	Change
Reported Operating Companies Income	$147	$102	44.1%
Asset impairment and exit costs	0	11
Adjusted Operating Companies Income	$147	$113	30.1%
Adjusted OCI Margin*	27.8%	24.4%	3.4 pp

*Margins are calculated as adjusted operating companies income, divided by net revenues, excluding excise taxes.

Cigarette shipment volume increased by 7.9%, reflecting higher shipments and share in Argentina and Mexico and the inclusion of the acquired local trademarks in Mexico, partially offset by lower shipments in Colombia. Excluding acquisition volume, shipments increased 1.3%.

In Argentina, the total cigarette market grew 5.9% for the second quarter 2008. PMI’s cigarette shipment volume increased 8.8% and share increased 1.9 points to 70.3%, driven by Marlboro, up 1.6 points and the Philip Morris brand, up 1.3 points.

In Mexico, the total cigarette market was down 0.4% for the second quarter 2008. However, PMI’s cigarette shipment volume rose significantly and share increased 3.0 points to 67.2%, led by Marlboro, the market leader, up 0.8 points, Benson & Hedges, up 0.6 points and Delicados, up 1.1 points.

Philip Morris International Inc. Profile

Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world’s top 15 brands, including Marlboro, the number one cigarette brand worldwide. PMI has more than 75,000 employees and its products are sold in approximately 160 countries. In 2007, the company held an estimated 15.6% share of the total international cigarette market outside of the U.S. For more information, see www.pmintl.com.

Trademarks and service marks mentioned in this release are the registered property of, or licensed by, the subsidiaries of Philip Morris International Inc.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results and outcomes to differ materially from those contained in such forward-looking statements.

Philip Morris International Inc. and its tobacco subsidiaries (PMI) are subject to intense price competition; changes in consumer preferences and demand for their products; fluctuations in levels of customer inventories; increases in raw material costs; the effects of foreign economies and local economic and market conditions; unfavorable currency movements and changes to income tax laws. Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively; and to improve productivity.

PMI is also subject to legislation and governmental regulation, including actual and potential excise tax increases; discriminatory excise tax structures; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases on consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and governmental investigations.

PMI is subject to litigation, including risks associated with adverse jury and judicial determinations, and courts reaching conclusions at variance with the company’s understanding of applicable law. It is possible that PMI’s consolidated results of operations, cash flows or financial position could be materially affected in a particular fiscal quarter or fiscal year by an unfavorable outcome or settlement of certain pending litigation.

PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10 and its Quarterly Report on Form 10-Q for the period ended March 31, 2008. PMI cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make.

Contact:	Investor Relations

New York: (917) 663-2233

Lausanne: +41 (058) 242 4666

Schedule 1

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Condensed Statements of Earnings

For the Quarters Ended June 30,

(in millions, except per share data)

(Unaudited)

	2008	2007	% Change

Net revenues	$16,703	$13,948	19.8%
Cost of sales	2,462	2,244	9.7%
Excise taxes on products (*)	9,994	8,113	23.2%

Gross profit	4,247	3,591	18.3%
Marketing, administration and research costs	1,429	1,275
Asset impairment and exit costs	48	76

Operating companies income	2,770	2,240	23.7%
Amortization of intangibles	7	6
General corporate expenses	31	17

Operating income	2,732	2,217	23.2%
Interest expense, net	61	3

Earnings before income taxes and minority interest	2,671	2,214	20.6%
Provision for income taxes	790	668	18.3%

Earnings before minority interest	1,881	1,546	21.7%
Minority interest in earnings, net of income taxes	65	63

Net earnings	$1,816	$1,483	22.5%

Per share data:
Basic earnings per share	$0.87	$0.70	24.3%

Diluted earnings per share	$0.86	$0.70	22.9%

Weighted average number of shares outstanding - Basic (**)	2,095	2,109	(0.7) %
- Diluted (**)	2,108	2,109	- %

(*)	The segment detail of excise taxes on products sold for the quarters ended June 30, 2008 and 2007 is shown on Schedule 2.

(**)	For the quarter ended June 30, 2007, basic and diluted earnings per share are calculated based on the number of our shares distributed by Altria on the Distribution Date.

Schedule 2

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Quarters Ended June 30,

(in millions)

(Unaudited)

		Net Revenues

		European Union	EEMA	Asia	Latin America	Total

2008		$8,279	$3,802	$3,170	$1,452	$16,703

2007		6,867	3,103	2,787	1,191	13,948

% Change		20.6%	22.5%	13.7%	21.9%	19.8%

Reconciliation:
For the quarter ended June 30, 2007		$6,867	$3,103	$2,787	$1,191	$13,948

Acquired businesses		-	-	-	-	-

Currency		1,275	303	158	71	1,807

Operations		137	396	225	190	948

For the quarter ended June 30, 2008		$8,279	$3,802	$3,170	$1,452	$16,703

(*) The detail of excise taxes on products sold is as follows:
	2008	$5,635	$1,869	$1,566	$924	$9,994

	2007	$4,568	$1,472	$1,346	$727	$8,113

2008 Currency increased excise taxes as follows:		$891	$168	$66	$44	$1,169

Schedule 3

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Quarters Ended June 30,

(in millions)

(Unaudited)

	Operating Companies Income

	European Union	EEMA	Asia	Latin America	Total

2008	$1,287	$813	$523	$147	$2,770

2007	1,075	634	429	102	2,240

% Change	19.7%	28.2%	21.9%	44.1%	23.7%

Reconciliation:

For the quarter ended June 30, 2007	$1,075	$634	$429	$102	$2,240

Asset impairment and exit costs - 2007	59	-	6	11	76

Asset impairment and exit costs - 2008	(48)	-	-	-	(48)

Acquired businesses	-	-	-	13	13

Currency	210	34	29	4	277

Operations	(9)	145	59	17	212

For the quarter ended June 30, 2008	$1,287	$813	$523	$147	$2,770

Schedule 4

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Condensed Statements of Earnings

For the Six Months Ended June 30,

(in millions, except per share data)

(Unaudited)

	2008	2007	% Change

Net revenues	$32,302	$27,216	18.7%
Cost of sales	4,761	4,365	9.1%
Excise taxes on products (*)	19,263	15,832	21.7%

Gross profit	8,278	7,019	17.9%
Marketing, administration and research costs	2,600	2,487
Asset impairment and exit costs	71	138

Operating companies income	5,607	4,394	27.6%
Amortization of intangibles	16	12
General corporate expenses	44	34

Operating income	5,547	4,348	27.6%
Interest expense, net	136	13

Earnings before income taxes and minority interest	5,411	4,335	24.8%
Provision for income taxes	1,601	1,286	24.5%

Earnings before minority interest	3,810	3,049	25.0%
Minority interest in earnings, net of income taxes	127	121

Net earnings	$3,683	$2,928	25.8%

Per share data: (**)
Basic earnings per share	$1.75	$1.39	25.9%

Diluted earnings per share	$1.75	$1.39	25.9%

Weighted average number of shares outstanding - Basic (***)	2,101	2,109	(0.4) %
- Diluted (***)	2,108	2,109	- %

(*)	The segment detail of excise taxes on products sold for the six months ended June 30, 2008 and 2007 is shown on Schedule 5.

(**)	Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

(***)	For the six months ended June 30, 2007, basic and diluted earnings per share are calculated based on the number of our shares distributed by Altria on the Distribution Date.

Schedule 5

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Six Months Ended June 30,

(in millions)

(Unaudited)

		Net Revenues

		European Union	EEMA	Asia	Latin America	Total

2008		$15,737	$7,414	$6,292	$2,859	$32,302

2007		13,421	5,893	5,537	2,365	27,216

% Change		17.3%	25.8%	13.6%	20.9%	18.7%

Reconciliation:

For the six months ended June 30, 2007		$13,421	$5,893	$5,537	$2,365	$27,216

Acquired businesses		-	-	88	-	88

Currency		2,134	674	292	116	3,216

Operations		182	847	375	378	1,782

For the six months ended June 30, 2008		$15,737	$7,414	$6,292	$2,859	$32,302

(*) The detail of excise taxes on products sold is as follows:
	2008	$10,656	$3,654	$3,137	$1,816	$19,263
	2007	$8,957	$2,750	$2,689	$1,436	$15,832

2008 Currency increased excise taxes as follows:		$1,482	$403	$140	$71	$2,096

Schedule 6

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Six Months Ended June 30,

(in millions)

(Unaudited)

	Operating Companies Income

	European Union	EEMA	Asia	Latin America	Total

2008	$2,596	$1,605	$1,107	$299	$5,607

2007	2,105	1,201	898	190	4,394

% Change	23.3%	33.6%	23.3%	57.4%	27.6%

Reconciliation:
For the six months ended June 30, 2007	$2,105	$1,201	$898	$190	$4,394

Asset impairment and exit costs – 2007	88	12	20	18	138

Asset impairment and exit costs – 2008	(56)	(1)	(14)	-	(71)

Acquired businesses	-	-	5	26	31

Currency	388	80	57	7	532

Operations	71	313	141	58	583

For the six months ended June 30, 2008	$2,596	$1,605	$1,107	$299	$5,607

Schedule 7

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share

For the Quarters Ended June 30,

($ in millions, except per share data)

(Unaudited)

		Diluted E.P.S.
	Net Earnings
2008 Net Earnings	$1,816	$0.86
2007 Net Earnings	$1,483	$0.70
% Change	22.5%	22.9%

Reconciliation:
2007 Net Earnings	$1,483	$0.70

Special Items:
2007 Asset impairment and exit costs	55	0.03
2008 Asset impairment and exit costs	(27)	(0.01)

Currency	206	0.10
Interest	(38)	(0.02)
Change in tax rate	7	-
Operations	130	0.06

2008 Net Earnings	$1,816	$0.86

Schedule 8

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share

For the Six Months Ended June 30,

($ in millions, except per share data)

(Unaudited)

	Net Earnings	Diluted E.P.S. (*)
2008 Net Earnings	$3,683	$1.75
2007 Net Earnings	$2,928	$1.39
% Change	25.8%	25.9%

Reconciliation:
2007 Net Earnings	$2,928	$1.39

Special Items:
2007 Asset impairment and exit costs	100	0.05
2008 Asset impairment and exit costs	(46)	(0.02)
Currency	395	0.19
Interest	(82)	(0.04)
Change in tax rate	(3)	-
Operations	391	0.18

2008 Net Earnings	$3,683	$1.75

(*)	Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

Schedule 9

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Condensed Balance Sheets

(in millions, except ratios)

(Unaudited)

	June 30, 2008	December 31, 2007
Assets
Cash and cash equivalents	$3,028	$1,656
All other current assets	12,722	13,396
Property, plant and equipment, net	7,044	6,435
Goodwill	8,399	7,925
Other intangible assets, net	2,301	1,906
Other assets	948	725

Total assets	$34,442	$32,043

Liabilities and Stockholders’ Equity
Short-term borrowings	$1,944	$638
Current portion of long-term debt	108	91
All other current liabilities	9,386	7,822
Long-term debt	6,271	5,578
Deferred income taxes	1,279	1,240
Other long-term liabilities	1,463	1,273

Total liabilities	20,451	16,642
Total stockholders’ equity	13,991	15,401

Total liabilities and stockholders’ equity	$34,442	$32,043

Total debt	$8,323	$6,307
Total debt/equity ratio	0.59	0.41